EXHIBIT INDEX TO FORM N-SAR
OF MASSMUTUAL CORPORATE INVESTORS
FOR PERIOD ENDED DECEMBER 31, 1998






EXHIBIT NO.      DESCRIPTION


77B        Accountant's Report on Internal Control

77O        Transactions Effected Pursuant to Rule 10f-3

77Q2       Information Called for by the Instructions to Sub-Item 77Q2



PRICEWATERHOUSECOOPERS

                                                      PricewaterhouseCoopers LLP
                                                      2300 BayBank Tower
                                                      Post Office Box 59
                                                      Springfield, MA 01101-0059
                                                      Telephone (413) 781-7200
                                                      Facsimile (413) 733-2195





To the Board of Trustees of
MassMutual Corporate Investors


In planning and performing our audit of the financial statements of MassMutual Corporate Investors for the year ended December 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of MassMutual Corporate Investors is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management, the Board of Trustees of MassMutual Corporate Investors, and the Securities and Exchange Commission.



PricewaterhouseCoopers

Springfield, Massachusetts
February 25, 1999





For Period Ending 12/31/98
File No. 811-2183

Item 77O.  Transactions Effected Pursuant to Rule 10f-3


Registrant purchased in a Rule 144A offering from Jefferies & Co., Inc. $800,000 principal amount of 10.125% Senior Notes due December 1, 2004 issued by Mrs. Fields Original Cookies, Inc. at a price of $97.00 on August 13, 1998. Mr. Richard G. Dooley, Vice Chairman and member of the Board of Trustees of Registrant, is a director of Jefferies Group, Inc., the parent of Jefferies & Co.

To the extent such offerings might be deemed to be underwritten public offerings, Registrant claims an exemption from the provisions of
Section 10(f) of the Investment Company Act of 1940, as amended, (the "Act") on the basis that, with respect to this purchase, Registrant has complied with the provisions of Rule 10f-3 promulgated under the Act. Registrant's Board of Trustees have adopted the procedures, pursuant to which such purchases may be effected. Such procedures are reasonably designed to provide for the conditions set forth in subsections (a) through (g) of Rule 10f-3.

Registrant will preserve a record of this transaction for a period of six years from the end of the fiscal year in which the transaction occurred, the first two years in an easily accessible place.



For Period Ended 12/31/98
File No. 811-2183

Item 77Q2  Information Called for by the Instructions to Sub-Item
77Q2.


During the fiscal year Mark B. Ackerman inadvertently failed to file SEC Form 3 in a timely manner upon his election as Treasurer and executive officer of the Trust. In addition, four employees of the Insurance Company, who had reporting responsibilities with respect to transactions in securities of the Trust, failed to timely file SEC Form 4 in connection with certain deferrals and transfers to a "shadow account" under an employee benefit plan of the Insurance Company. Lawrence V. Burkett, Jr. failed to timely file eight forms with respect to twelve transactions; Robert E. Joyal failed to timely file seven forms with respect to eleven transactions; Mary Wilson Kibbe failed to timely file ten forms with respect to ten transactions and Efrem Marder failed to timely file three forms with respect to four transactions.